Exhibit (2)(g)(2)

MEKETA INFRASTRUCTURE FUND

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (this “Agreement”) is entered into as of November 7, 2023, by and between Meketa Capital, LLC, a Delaware limited liability company (the “Adviser”), and Meketa Investment Group, Inc., a Massachusetts corporation (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Management Agreement dated November 7, 2023, (the “Investment Management Agreement”) with Meketa Infrastructure Fund, a Delaware statutory trust (the “Fund”), pursuant to which the Adviser provides portfolio management and administrative services to the Fund;

WHEREAS, the Investment Management Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Investment Management Agreement to one or more sub-advisers; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Adviser and the Sub-Adviser agree as follows:

1. Sub-Advisory Services.

(a) The Sub-Adviser shall, subject to the supervision of the Adviser and in cooperation with any administrator appointed by the Adviser or the Fund (the “Administrator”), manage the investment and reinvestment of the assets of the Fund. The Sub-Adviser shall manage the Fund in conformity with (1) the investment objective, policies and restrictions of the Fund set forth in the Fund’s prospectus and statement of additional information, (2) any changes in, or any additional, policies or guidelines established by the Adviser or by the Fund’s trustees that have been furnished in writing to the Sub-Adviser and (3) the provisions of the Internal Revenue Code, as amended (the “Code”), applicable to “regulated investment companies” (as defined in Section 851 of the Code), all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Fund may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Sub-Adviser shall, upon written instructions from the Adviser, effect such portfolio transactions for the Fund as the Adviser shall determine are necessary in order for the Fund to comply with the Policies.

(b) The Sub-Adviser shall furnish the Adviser and the Administrator monthly, quarterly and annual reports concerning portfolio transactions and performance of the Fund in such form as may be mutually agreed upon, and agrees to review the Fund and discuss the management of the Fund with representatives or agents of the Adviser, the Administrator or the Fund at their reasonable request. The Sub-Adviser shall permit all books and records with respect to the Fund to be inspected and audited by the Adviser and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Adviser, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Adviser, the Administrator or the Fund from time to time, including without limitation all material as reasonably may be requested by the trustees of the Fund pursuant to Section 15(c) of the 1940 Act.

(c) The Sub-Adviser shall provide to the Adviser a copy of the Sub-Adviser’s Form ADV as filed with the Securities and Exchange Commission and as amended from time to time and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Fund.

(d) The Sub-Adviser shall maintain and be bound by a Code of Ethics satisfying the requirements of Rule 17j-1 under the 1940 Act and that has been approved by the Fund, and shall provide to the Fund a current copy of such Code of Ethics, as amended from time to time.

(e) The Sub-Adviser shall have no responsibility for filing claims on behalf of the Fund with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Fund may be entitled to participate as a result of its security holdings. The Sub-Adviser’s responsibility with respect to such matters shall be, at the expense of the Adviser, limited to cooperating with the Adviser and the Fund in making such filings and to using commercially reasonable efforts in sharing applicable information regarding such matters with the Adviser and the Fund.

2. Obligations of the Adviser.

(a) The Adviser shall provide (or cause the Fund’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b) The Adviser has furnished the Sub-Adviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made available by the Fund to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

3. Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any modifications thereto (the “Custody Agreement”), copies of such modifications to be provided to the Sub-Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Fund shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is required by and taken in reliance upon instructions given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instructions under the Custody Agreement.

4. Expenses. The Fund will bear (and nothing in this Agreement shall require the Sub-Adviser to bear, or to reimburse the Fund for): (a) all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares; (b) ordinary administrative and operating expenses, including the Management Fee and all expenses associated with the pricing of Fund assets; (c) risk management expenses; (d) ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Fund’s account (including brokerage, clearing, and settlement costs), custodial costs, and interest charges; (e) professional fees (including, without limitation, expenses of consultants, experts, and specialists); (f) fees and expenses in connection with repurchase offers and any repurchases or redemptions of Fund shares of beneficial interest; (g) office space, office supplies, facilities and equipment for the Fund; (h) executive and other personnel for managing the affairs of the Fund, other than for the Sub-Adviser’s provision of services under this Agreement; (i) any of the costs of printing and mailing the items referred to in Sub-Section (v) of this Section 4; (j) any of the costs of preparing, printing and distributing sales literature; (k) compensation of trustees of the Fund who are not directors, officers or employees of the Adviser or of any affiliated person (other than a registered investment company) of the Adviser; (l) registration, filing and other fees in connection with requirements of regulatory authorities; (m) the charges and expenses of any entity appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services; (n) charges and expenses of independent accountants retained by the Fund; (o) charges and expenses of any transfer agents and registrars appointed by the Fund; (p) brokers’ commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (q) taxes and fees payable by the Fund to federal, state or other governmental agencies; (r) any cost of certificates representing shares of the Fund; (s) legal fees and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with federal and state regulatory authorities; (t) expenses of meetings of shareholders and trustees of the Fund; (u) interest, including interest on borrowings by the Fund; (v) the costs of services, including services of counsel, required in connection with the preparation of the Fund’s registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; (w) the Fund’s expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses; (x) all filing costs, fees, and any other expenses which are directly related to the investment of the Fund’s assets; and (y) any extraordinary expenses, including any litigation expenses.

5. Purchase and Sale of Assets. Absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place orders either directly with the issuer or with brokers or dealers selected by the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Sub-Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and/or to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. In no instance, however, will the Fund’s securities be purchased from or sold to the Sub-Adviser, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law. To the extent consistent with applicable law, purchase or sell orders for the Fund may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser.

6. Proxy Voting. The Adviser may delegate to the Sub-Adviser, subject to revocation at the discretion of the Board of Trustees of the Fund, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Sub-Adviser.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Adviser shall pay the Sub-Adviser compensation at the rate set forth on Schedule A attached hereto. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Adviser is paid by the Fund pursuant to the Investment Management Agreement. The Adviser may from time to time waive or agree to defer the compensation it is entitled to receive from the Fund; however, any such waiver or deferral will have no effect on the Adviser’s obligation to pay the Sub-Adviser the compensation provided for herein.

8. Non-Exclusivity. The Adviser and the Fund agree that the services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Adviser may otherwise agree from time to time in writing before or after the date hereof, and provided however, that the Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, except that such consultations are permitted between the current and successor sub-advisers of a portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement. The Adviser and the Fund recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Fund. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

9. Liability.

(a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund, the Adviser or to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Adviser shall, to the fullest extent permitted by law, indemnify and save harmless the Sub-Adviser, its affiliates and any of their respective partners, members, directors, officers, employees and shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Sub-Adviser’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder unless a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was liable by reason of disabling conduct.

(b) Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Adviser in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Adviser if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

(a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees of the Fund who are not interested persons of the Fund, the Adviser or the Sub-Adviser;

(b) this Agreement may at any time be terminated on sixty days’ written notice to the Sub-Adviser by the Adviser, by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund;

(c) this Agreement may be terminated by the Sub-Adviser at any time, on sixty days’ written notice to both the Adviser and the Fund, provided that the Adviser consents in writing to such termination;

(d) this Agreement may be terminated by the Sub-Adviser on sixty days’ written notice to both the Adviser and the Fund, at any time after the first anniversary of the Effective Date of this Agreement; and

(e) this Agreement shall automatically terminate in the event of its assignment.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. No Third Party Beneficiaries. The Fund is a third party beneficiary to this Agreement. Aside from the Fund, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto (including, but not limited to, shareholders of the Fund) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12. Amendment. This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the 1940 Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

13. Certain Definitions. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules thereunder, subject, however, to such exemptions or no-action provisions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

14. General.

(a) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b) Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by facsimile or electronically to the requisite party, at its address as specified by such party.

(c) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

(d) This Agreement is executed on behalf of the Fund by an officer, and the obligations created hereby are not binding on any of the shareholders, trustees, employees, or agents, whether past, present, or future, of the Fund individually, but bind only the assets and property of the Fund.

(e) This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

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MEKETA CAPITAL, LLC

By: Meketa Investment Group, Inc., as sole member

By:	/s/ Stephen P. McCourt
Name:	Stephen P. McCourt
Title:	Co-Chief Executive Officer

MEKETA INVESTMENT GROUP, INC.

By:	/s/ Stephen P. McCourt
Name:	Stephen P. McCourt
Title:	Co-Chief Executive Officer

[Party hereto only as to Section 8 [and as to the penultimate sentence of Section 1.a]: MEKETA INFRASTRUCTURE FUND

By:	/s/ Michael A. Bell
Name:	Michael A. Bell
Title:	President

Schedule A

Compensation of the Sub-Adviser

Adviser shall pay Sub-Adviser the following sub-advisory fee as follows:

0.40% of the average daily net assets of the Fund.

For purposes of calculating the Fee, the Fund’s average daily net assets shall be determined in accordance with the Fund’s governing documents as of last business day of each calendar month. The sub-advisory fee is due and payable monthly within thirty (30) days of the invoice receipt date. Invoices will be submitted to the Adviser on a monthly basis in arrears.

Sch. A-1